3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6230

FOR IMMEDIATE RELEASE	For further information contact:

Company:
Nicholas Landekic
PolyMedix, Inc.
215-966-6230
nlandekic@polymedix.com

Investor:
Anita Monteith
Montridge LLC
203-894-8038 amonteith@montridgellc.com

POLYMEDIX STOCK BEGINS TRADING ON THE OVER-THE-COUNTER BULLETIN BOARD

Philadelphia, PA (July 25, 2006 )- PolyMedix, Inc. announced today that its Common Stock has begun trading on the Over-The-Counter Bulletin Board under the symbol PYMX. The company completed all necessary filings and received clearance from both the Securities Exchange Commission (SEC) and National Association of Securities Dealers (NASD).

“This is a significant and exciting accomplishment for PolyMedix,” stated President and CEO, Nicholas Landekic. “From the beginning we have set goals to be a publicly traded company. We are pleased to have received approval to be traded on this exchange.”

About PolyMedix, Inc.

PolyMedix develops acute care products for drug resistant bacteria and acute cardiovascular disorders based on biomimetics – novel non-peptide small molecule drugs that mimic the activity of proteins. PolyMedix’s compounds are designed with a proprietary computational drug design technology licensed from the University of Pennsylvania, and are based on the work of Drs. William DeGrado, Michael Klein, and Gregory Tew.

In acute cardiovascular disorders, the Company is developing an anticoagulant antagonist, a small molecule compound which can reverse the activity of both heparin and low molecular weight heparins. Among other indications, this compound will be developed as a replacement for protamine, currently the only agent approved to reverse heparin activity. PolyMedix hopes that its compound will be safer and easier to use than protamine. Clinical trials are anticipated to begin in 2007.

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3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6230

PolyMedix Stock Commences Trading
July 25, 2006

PolyMedix has developed novel small molecule antibiotic drug candidates by mimicking the activity of the host defense proteins, one of the oldest and most effective antimicrobial defense systems present in virtually all living creatures. Unlike many antibiotic drugs which act on biochemical targets and to which bacterial resistance readily develops, PolyMedix’s antimicrobial compounds have the potential to be rapid acting broad-spectrum antibiotic drugs because they appear to work biophysically by a novel mechanism that targets and disrupts bacterial cell membranes. These new antibiotics compounds are active against Gram-positive, Gram-negative and drug-resistant bacteria, as well as have antifungal and antiviral properties. Laboratory testing has shown their mechanism of action is associated with a low incidence for the development of resistance.

Drug-resistant bacterial infections are one of the most significant problems facing medicine today. PolyMedix plans to file an IND and start human clinical trials with its first antibiotic drug in 2007.

The Company is also developing polymeric antimicrobial compounds for biomaterials applications, which can be used as additives to paints, plastics, and textiles to create self-sterilizing antimicrobial products and surfaces.

This press release contains forward-looking statements that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the United States or elsewhere.

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